UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 26, 2013

ORBITZ WORLDWIDE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-33599	20-5337455
(Commission File Number)	(I.R.S. Employer Identification No.)
500 W. Madison Street, Suite 1000, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

(312) 894-5000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Addition of Severance Benefits to Executive Officer Agreements

At a meeting on February 10, 2013, the Compensation Committee of our Board of Directors approved agreements providing for severance benefits under certain conditions (the “Severance Benefits”) for each of David Belmont (our former Interim Chief Financial Officer, and our current Group Vice President, Financial Planning and Analysis), Roger Liew (our Senior Vice President and Chief Technology Officer) and Chris Orton (our President Orbitz.com & CheapTickets.com).

On April 26, 2013, we entered into a Letter Agreement with David Belmont regarding the Severance Benefits.

On April 26, 2013, we entered into Amendment #2 to the Letter Agreement dated June 23, 2009, with Roger Liew to include the Severance Benefits.

On April 30, 2013, we entered into an Amendment to Letter Agreement that amended an employment letter agreement dated June 18, 2010, with Chris Orton to include the Severance Benefits.

The Severance Benefits for each of these executives include: 1) cash severance and accelerated vesting of equity awards in the event of termination of employment without cause; and 2) additional cash and additional acceleration of equity awards in the event of a change in control and either a termination without cause or a constructive termination.

The foregoing descriptions of the Severance Benefits in the executive officer agreements are qualified in their entirety by reference to the complete terms and conditions of the agreements that will be filed with our Form 10-Q for the quarter ended June 30, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.

Dated:	May 2, 2013	By:	/s/ James F. Rogers
			Name:	James F. Rogers
			Title:	Senior Vice President, Secretary and General Counsel